Exhibit (a)(15)
AMENDMENT NO. 14
TO THE
DECLARATION OF TRUST
OF
GOLDMAN SACHS VARIABLE INSURANCE TRUST
     This AMENDMENT NO. 14 to the AGREEMENT AND DECLARATION OF TRUST (the “Declaration”) as amended, dated the 16th day of September, 1997 of Goldman Sachs Variable Insurance Trust (the “Trust”) is made by the Trustees named below as of February 10, 2011:
     WHEREAS, Article IX, Section 8 of the Declaration permits the Trustees, without a shareholder vote, to amend or supplement the Declaration, subject to certain conditions; and
     WHEREAS, the Trustees wish to amend the Trust’s Declaration to modify the quorum requirements with respect to meetings of the Trustees;
     NOW, THEREFORE, in consideration of the foregoing premise and the agreements contained herein, the undersigned, being all of the Trustees of the Trust and acting in accordance with Article IX, Section 8 of the Declaration, hereby amend and restate Article II, Section 9 of the Declaration in its entirety as follows:
Section 9. Action by the Trustees. Except as otherwise provided by law or as provided below with respect to action taken by any Trustee or Trustees or committee pursuant to delegation by a majority vote of the Trustees, the Trustees shall act by the requisite vote at a meeting duly called at which a quorum is present, including a meeting held by conference telephone, teleconference or other electronic media or communication equipment by means of which all persons participating in the meeting can communicate with each other; or by written consent of a majority of Trustees (or such greater number as may be required by applicable law) without a meeting. Three Trustees shall constitute a quorum at any meeting. For purposes hereof the term “requisite vote” shall mean (a) a majority vote, if a majority of the Trustees then in office shall be present at the meeting or (b) a unanimous vote if less than a majority of the Trustees then in office shall be present at the meeting. Notwithstanding the foregoing, a majority of the Trustees present at a meeting, whether or not representing a quorum, may act to adjourn a meeting. Any action taken by a unanimous vote of the Trustees where less than a majority of the Trustees is present at a meeting shall be reported at the next meeting of the Trustees where at least a majority is present. Meetings of the Trustees may be called orally or in writing by the President, the Chairman, or by any one of the Trustees. Notice of the time, date and place of all Trustees’ meetings shall be given to each Trustee as set forth in the By-laws; provided, however, that no notice is required if the Trustees provide for regular or stated meetings. In the absence of a quorum, a majority of the Trustees present may adjourn the meeting from time to time until a quorum shall be present. Notice of an adjourned meeting need not be given. Subject to applicable law, the Trustees by majority vote may delegate to any Trustee or Trustees or committee (which may, in addition to or in lieu of Trustees, include officers of the Trust) authority to approve particular matters or take any particular actions on behalf of the Trust including action for and binding upon the Trustees and the Trust with respect to the institution, prosecution, dismissal, settlement, review or investigation of any legal action, suit or proceeding pending or threatened. Approval of any particular matter or the taking of any particular action on behalf of the Trust pursuant to any such delegation shall be taken by a majority of the Trustees or committee to whom the authority is delegated (unless a single Trustee is delegated to act with respect thereto or unless the Trustees in delegating such responsibility shall specify a different standard or a different standard is otherwise required by applicable law). Any written consent or waiver may be provided and delivered to the Trust by facsimile or other similar electronic mechanism.

/s/ Ashok N. Bakhru	/s/ Donald C. Burke

Ashok N. Bakhru	Donald C. Burke
as Trustee and not individually	as Trustee and not individually

/s/ John P. Coblentz, Jr.	/s/ Diana M. Daniels

John P. Coblentz, Jr.	Diana M. Daniels
as Trustee and not individually	as Trustee and not individually

/s/ Joseph P. LoRusso	/s/ James A. McNamara

Joseph P. LoRusso	James A. McNamara
as Trustee and not individually	as Trustee and not individually

/s/ Jessica Palmer	/s/ Alan A. Shuch

Jessica Palmer	Alan A. Shuch
as Trustee and not individually	as Trustee and not individually

/s/ Richard P. Strubel
Richard P. Strubel
as Trustee and not individually